Exhibit 10.4

Investar Holding Corporation

Notice of Award of Restricted Stock

(Non-Employee Directors)

Name:

Number of Shares:

Award Date:

Re:Notice and Acceptance of Award of Restricted Stock

As of the Award Date (above), the Board of Directors of Investar Holding Corporation (the “Board”; the “Company”) awards to you the number of shares of the Company’s common stock, $1.00 par value per share (“Common Stock”, set forth above (your “Award”), which is made under and is subject to the Company’s 2014 Long-Term Incentive Compensation Plan (the “Plan”). Your award may be made in the form of certificated shares or in book entry form, in the discretion of the Company.

1.Forfeiture Restrictions.  Shares of Common Stock represented by your Award shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, whether voluntarily, by operation of law or otherwise (the “Forfeiture Restrictions”), during the Forfeiture Period (as described below).  During such period, the Company may require that any certificates representing shares of Common Stock awarded hereunder shall be deposited in escrow and held by the Company.

2.Lapse and Settlement. The Forfeiture Restrictions shall lapse:

a.	As to the number of shares of Common Stock represented by one-___ of your Award on _____, ____; and

b.	As to the remaining shares of Common Stock represented by your Award on ______, ____.

(Each such period referred to as a “Forfeiture Period” hereunder.)  At the end of each such Forfeiture Period, the Forfeiture Restrictions shall lapse as to the affected number of shares of Common Stock, and such shares shall then be certificated and delivered to you, or maintained in book entry form, in the discretion of the Company, but in either case free of such restrictions.

3.Cessation of Service.  If your service as a member of the Board ends prior to the expiration of any Forfeiture Period:

a.	On account of your death or Disability, your Award shall vest in full as of the date of such death or Disability and be settled in accordance with paragraph 2 hereof.

b.	On account of the consummation of a Change in Control, your Award shall vest in full as of such consummation and be settled in accordance with paragraph 2 hereof.

c.	Except as provided in subparagraphs a or b hereof, you shall forfeit to the Company all shares of Common Stock then represented by your Award, which shall thereafter be cancelled without compensation.

As used herein the term “Disabled” shall mean “Disability” as defined in the Plan, and the term “Change in Control” shall have the meaning ascribed to it under the terms of the Plan.

4.No Assignment.  Your Award shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise, and whether voluntarily or involuntarily, except by will or the laws of descent and distribution unless and until such Award, or any portion thereof, is settled in accordance with paragraphs 2 and 3 hereof.

5.Legends; Issuance and Delivery of Common Stock.  You acknowledge that Common Stock acquired hereunder may bear such legends as the Company deems necessary to evidence the provisions hereof or to otherwise comply with applicable Federal or securities laws.

Common Stock issued or delivered in connection with your Award shall be subject to all applicable Federal and securities law requirements.  Notwithstanding any provision of your Award to the contrary, the Company shall have no obligation to issue and deliver Common Stock to you if it reasonably determines that such issuance or delivery would constitute a violation of any applicable Federal or securities law or any rule or regulation promulgated thereunder.  The inability of the Company to deliver Common Stock hereunder shall relieve the Company of any liability for the delay or failure to issue or deliver such shares.

6.Amendment.  The Company possesses the authority to amend the terms of your Award; provided, however, that no such amendment shall materially impair your Award without your prior written consent.

7.Taxes.  The fair market value of Common Stock certificated and delivered to you hereunder, if any, will be treated as earnings from self-employment and reported on IRS Form 1099-MISC.  You are solely responsible for the payment of all applicable income and self-employment taxes payable with respect to your Award; the Company does not withhold such amounts.

An election may be available under Section 83(b) of the Internal Revenue Code of 1986, as amended, to accelerate the taxation of your Award, based upon the fair market value of Common Stock on the Award Date, rather than as of the end of the Forfeiture Period.   If you decide to make such election, it must be made and furnished to the Internal Revenue Service and the Company not later than 30 days after the Award Date. You should consult your own tax advisor concerning the advisability of and procedure for this election; the Company cannot provide you with tax advice.

8.Shareholder Rights.  During any Forfeiture Period hereunder, you shall be entitled to the rights of a shareholder with respect to the number of shares of Common Stock then represented by your Award, including the right to vote the shares and to receive dividends if, as and when declared by the Company.

9.Entire Agreement.  This Award, including the Plan and any additional documents necessary to effect the terms and conditions thereof, constitutes the entire understanding and agreement among the parties, and there are no other agreements, understandings, restrictions, or representations, other than those set forth herein.

10.Administration.  All matters of administration arising with respect to your Award shall be determined by the Board, in its discretion, including the resolution of any ambiguity or the provision of any omitted term or condition.  Any determination hereunder shall be binding upon you, your heirs, beneficiaries and other assigns.

11.Fractional Shares.  Nothing contained herein shall require the issuance of a fractional share, whether certificated or in book entry form.  The Company may cancel any such fractional share, and provide cash in lieu thereof, at such time as the Company deems necessary or appropriate.

12.Additional Terms and Conditions.  Your Award is subject to additional terms and conditions that are set forth in the Plan. When you execute and deliver the Acknowledgement and Agreement attached hereto as Addendum 1, you acknowledge that you have received a prospectus covering the Plan and that you have had an opportunity to review or obtain the formal documents constituting the Plan.

Please indicate your consent to be bound by the foregoing terms and conditions by execution and delivery to Mr. Chris Hufft, Investar Bank, 7244 Perkins Road, Baton Rouge, LA 70810, of the Acknowledgement and Agreement attached hereto as Addendum 1.

Very truly yours,

Investar Holding Corporation

William H. Hidalgo, Sr.

Chairman of the Board

Addendum 1:  Acknowledgement and Agreement

Prospectus

PD.16647344.1

ADDENDUM 1

Acknowledgement and Agreement

Investar Holding Corporation

Restricted Stock Award

By execution below, I acknowledge that my Award is subject to the terms and conditions set forth in the forgoing Notice of Award of Restricted Stock and the Plan.  I agree to be bound by each of the foregoing conditions and restrictions, and I acknowledge that such conditions and restrictions shall be binding upon my representatives, beneficiaries, heirs and assigns.  I further acknowledge that no member of the Board of Directors, nor any officer or employee of the Company, shall be liable for any action or determination taken in good faith with respect to my Award.  I understand that I must obtain my own tax and financial planning advice with respect to my Award, and I acknowledge that no member of the Company, nor any officer or employee of the Company, has provided such advice.

By:

Date:

Print Name: